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                                                                    EXHIBIT 10.8



                     SHAREHOLDER'S NON-COMPETITION AGREEMENT



         This Shareholder's Non-Competition Agreement (the "Agreement") is between Washington Mutual, Inc. ("Washington Mutual") and _____________ ("Shareholder"). Contemporaneously herewith, Washington Mutual and Long Beach Financial Corporation ("Long Beach") have entered into an Agreement (the "Merger Agreement") and Plan of Merger, pursuant to which Long Beach will merge with and into Washington Mutual (the "Merger"). At the effective time of the Merger (the "Effective Time"), Long Beach's wholly owned subsidiary, Long Beach Mortgage Company ("Long Beach Mortgage"), will become a wholly owned subsidiary of Washington Mutual. Washington Mutual and Shareholder desire that, as of the Effective Time, Shareholder will be subject to the terms set forth herein. The parties therefore agree as follows:

         1. Purpose. Washington Mutual has mandated as a condition of the Merger Agreement with Long Beach that certain shareholders of Long Beach, who are key executives of Long Beach Mortgage and have materially contributed to its goodwill and business value, must enter into agreements not to compete with Long Beach Mortgage for a period of time after the merger of Long Beach with and into Washington Mutual. The parties agree the requirement of non-competition agreements is necessary and appropriate to protect the valuable goodwill of Long Beach and Long Beach Mortgage subsequent to the Merger, and that Washington Mutual would not be willing to consummate the Merger under the agreed upon terms, if at all, without requiring such non-competition agreements.

         2. Consideration to Shareholder. Shareholder owns common stock of Long Beach, and/or vested and/or unvested stock options to acquire common stock of Long Beach, which unvested options will vest if Long Beach is merged with and into Washington Mutual. Shareholder represents that he/she will receive substantial financial benefit, valued in excess of three million dollars, if Long Beach is merged with and into Washington Mutual, and Shareholder is therefore willing to enter into this Agreement to facilitate the Merger.

         3. Term. The term of this Agreement shall be three years from the date of the Effective Time (the "Effective Date"), provided this Agreement shall be void without further action by the parties if the Merger Agreement is terminated.

         4. Confidentiality and Non-Competition.

            4.1 During and after the term of this Agreement, Shareholder will protect and hold in strictest confidence all Confidential Information of Washington Mutual, Long Beach, and Long Beach Mortgage. "Confidential Information" includes, without limitation, trade secrets, plans, programs, source and object codes, specifications, drawings, diagrams, schematics, formulae, product designs and concepts, reports, studies, technical know-how, methods, customer and supplier and mortgage broker lists, customer and mortgage broker requirements, agreements, licenses, price lists and policies, budgets, projections, bids, costs, financial reports, financing materials, training programs and manuals, and sales and marketing programs,


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materials, plans, and strategies. Confidential Information excludes information known to the general public other than due to breach of this Agreement.

            4.2 During the term of this Agreement, Shareholder will not in any capacity (including, without limitation, as an employee, officer, agent, director, consultant, owner, shareholder, partner, member or joint venturer) directly or indirectly, whether or not for compensation, engage in or assist others to engage in any business that is, or is preparing to be, in "Competition" with Long Beach Mortgage; provided, however, that nothing herein shall prevent the purchase or ownership by Shareholder of shares which constitute less than one percent of the outstanding equity securities of a publicly-held company. A business shall be deemed to be in "Competition" with Long Beach Mortgage if it is engaged in the business of originating, purchasing or selling sub-prime mortgage loans within the geographic area in which Long Beach Mortgage is engaged in such business, which the parties agree is throughout the United States, or if it is engaged in any other business in which Long Beach Mortgage is engaged as of the Effective Date within the geographic area in which Long Beach Mortgage in engaged in such business.

            4.3 Shareholder further agrees that during the term of the Agreement, Shareholder will not call on, reveal the name of, or otherwise solicit, accept business from or attempt to entice away from Long Beach Mortgage any actual or identified potential customer of Long Beach Mortgage or any mortgage broker with whom Long Beach Mortgage has had a business relation prior to the Merger or during the term of this Agreement, nor will he/she assist others in doing so. Shareholder further agrees that he/she will not, during the term of the Agreement, encourage or solicit or assist others to encourage or solicit any employee, consultant or business relation of Long Beach Mortgage to leave such employment or terminate such business relationship for any reason.

            4.4 Shareholder acknowledges that the covenants in this Section 4 are reasonable in relation to the business in which Long Beach Mortgage is engaged, Shareholder's knowledge of Long Beach Mortgage's business, the position Shareholder has been afforded with Long Beach Mortgage and the material adverse affect upon the value of the goodwill of Long Beach and Long Beach Mortgage if Shareholder engaged in Competition during the term of this Agreement, and that compliance with such covenants will not prevent him/her from pursuing his/her livelihood. However, should any court of competent jurisdiction find that any provision of such covenants is unreasonable, whether in period of time, geographical area, or otherwise, then in that event the parties agree that such covenants shall be interpreted and enforced to the maximum extent which the court deems reasonable.

            4.5 The parties expressly contemplate that this Agreement is within the coverage of Cal. Bus. & Prof. Code Section 16601, and Shareholder represents that he/she has no basis to believe with respect to this Agreement that said provision is inapplicable.

         5. Remedies. Shareholder acknowledges that the harm to Washington Mutual and Long Beach Mortgage from any breach of Shareholder's obligations under or related to this Agreement may be difficult to determine and may be wholly or partially irreparable, and such


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obligations may be enforced by injunctive relief and other available remedies at law or in equity. The parties further agree that neither Washington Mutual nor Long Beach Mortgage shall be required to post any bond in connection with enforcement of Shareholder's obligations hereunder unless required by applicable law or court rule, and that Washington Mutual and Long Beach Mortgage in their sole discretion shall be entitled to inform third parties of the existence of this Agreement and of Shareholder's obligations hereunder. Any amounts received by Shareholder or by any other party through Shareholder in breach of this Agreement shall be held in trust for the benefit of Washington Mutual and Long Beach Mortgage. In the event Shareholder breaches Section 4.2 or 4.3, the term of this Agreement shall be extended by the period of time during which Shareholder is in breach of Section 4.2 or 4.3, as the case may be. No term hereof shall be construed to limit or supersede any other right or remedy of Washington Mutual or Long Beach Mortgage under applicable law with respect to the protection of trade secrets or otherwise.

         6. No Conflicting Agreements. Shareholder represents that Shareholder has no contractual obligations or other undertakings which would restrict or impair Shareholder's performance of this Agreement. Shareholder agrees to indemnify Washington Mutual and Long Beach Mortgage for all losses, claims, and expenses (including reasonable attorneys' fees) arising from any breach of Shareholder 's warranties or representations herein.

         7. At Will Employment. Unless and to the extent otherwise agreed by Washington Mutual and Shareholder in a separate written employment agreement, any employment of Shareholder by Washington Mutual and/or Long Beach Mortgage is and will be "at will." No term of any employment agreement between Washington Mutual and/or Long Beach Mortgage and Shareholder shall be construed to conflict with or lessen Shareholder 's obligations under this Agreement.

         8. Miscellaneous.

         8.1 Binding Effect. This Agreement shall be binding upon and inure to the benefit of the respective successors, assigns, heirs, representatives, executors and administrators of the parties. No waiver of or forbearance to enforce any right or provision hereof shall be binding unless in writing and signed by the party to be bound, and no such waiver or forbearance in any instance shall apply to any other instance or to any other right or provision.

         8.2 Governing Law; Venue. This Agreement will be governed by the laws of the State of California without regard to its conflicts of laws rules. The parties hereby agree that the exclusive venue for all matters and actions arising under this Agreement shall be and remain in the judicial districts of the state and federal courts, respectively, encompassing Long Beach, California, and the parties hereby consent to the personal jurisdiction of such courts. The prevailing party shall be entitled to reasonable attorneys' fees and costs incurred in connection with such litigation.

         8.3 Entire Agreement; Severability. This Agreement represents the entire agreement between Washington Mutual and Shareholder concerning the subject matter hereof and supersedes all prior agreements, correspondence and understandings, whether oral or written, with respect to that subject matter. If any provision of this Agreement is held to be invalid or



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unenforceable to any extent in any context, it shall nevertheless be enforced to the fullest extent allowed by law in that and other contexts, and the validity and force of the remainder of this Agreement shall not be affected thereby.

         BY SIGNING BELOW, SHAREHOLDER ACKNOWLEDGES THAT HE/SHE HAS READ THIS AGREEMENT IN ITS ENTIRETY AND UNDERSTANDS IT. SHAREHOLDER FURTHER ACKNOWLEDGES THAT THIS AGREEMENT WAS DRAFTED BY COUNSEL FOR WASHINGTON MUTUAL, AND THAT HE/SHE HAS HAD THE OPPORTUNITY TO CONSULT WITH HIS/HER COUNSEL WITH RESPECT TO THIS AGREEMENT.



DATED as of the 18th day of May, 1999.


WASHINGTON MUTUAL:                               WASHINGTON MUTUAL, INC.

                                                 By /s/ Fay L. Chapman
                                                    ---------------------------
                                                    Executive Vice President



SHAREHOLDER:

                                                    ---------------------------




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LIST OF SHAREHOLDERS WHO ARE PARTIES TO THE NON-COMPETITION AGREEMENT:



Frank J. Curry
William K. Komperda
M. Jack Mayesh
Edward Resendez





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